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                                                                    EXHIBIT 99.1

                             [NEOTHERAPEUTICS LOGO]


Contacts:

MEDIA RELATIONS                           INVESTOR RELATIONS
Jon Siegal                                John McManus
Ronald Trahan Associates (RTA) Inc.       NeoTherapeutics, Inc.
(508) 647-9782, ext. 15                   (949) 788-6700, ext. 247


NEOTHERAPEUTICS SIGNS SECOND LICENSE AGREEMENT WITH PFIZER FOR USE OF AN ORPHAN RECEPTOR IDENTIFIED BY ITS NEOGENE TECHNOLOGIES SUBSIDIARY

     IRVINE, Calif., December 20, 2001 -- NeoTherapeutics, Inc. (NASDAQ: NEOT) announced today that its genomics division has entered into an agreement with Pfizer Inc (NYSE: PFE). This is the second agreement that Pfizer has signed with NeoGene this year. Under the terms of the additional agreement, NeoTherapeutics will receive an initial payment and milestone payments similar to the previous agreement.

     "This second agreement between NeoTherapeutics and Pfizer confirms the potential pharmaceutical value of our research findings", stated Olivier Civelli, Ph.D., Principal Investigator for NeoGene Technologies. "We are pleased that Pfizer has decided to in-license a second system for development."

     "We are pleased to expand our relationship with Pfizer, and are excited about the potential that we believe these receptor systems represent as targets for discovery of pharmaceutical products", stated Alvin J. Glasky, Ph.D., Chairman and Chief Executive Officer of NeoTherapeutics. "NeoGene's scientific team leads the world in the identification of orphan receptors, which represent very valuable tools for developing new drug candidates, and we hope to further demonstrate the value of their discoveries and capabilities through additional license agreements and research alliances."

     NeoGene's expertise relates to the largest family of receptors in the human body called the G-protein-coupled receptors (GPCRs). The GPCRs direct many of the physiological functions that are of pharmaceutical interest. Since about half of the drugs that are marketed at present act on GPCR's, the Company expects that many drugs in the future will act on unknown GPCR's or "orphan" receptors. NeoGene has placed itself at the forefront of future pharmaceutical research in its efforts to identify the function of the approximately 140 remaining orphan receptors.

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     NeoTherapeutics seeks to create value for stockholders through the discovery and development of central nervous system (CNS) drugs, in-licensing and commercialization of anti-cancer drugs, and the licensing out of new drug targets discovered through genomics research. The Company has two drugs addressing major medical needs in pivotal/phase 3 stage of development:
Neotrofin(TM) for Alzheimer's disease and Satraplatin for prostate cancer. Additional neurology and anti-cancer drugs such are in phase 1 and 2 human clinical trials and the Company has a rich pipeline of pre-clinical drug candidates. For additional information visit the Company's web site at www.neot.com.

This press release may contain forward-looking statements regarding future events and the future performance of NeoTherapeutics that involve risks and uncertainties that could cause actual results to differ materially. These risks are described in further detail in the Company's reports filed with the Securities and Exchange Commission.

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